Exhibit (a)(2)
THE ZWEIG TOTAL RETURN FUND, INC.
ARTICLES SUPPLEMENTARY
     The Zweig Total Return Fund, Inc., a Maryland corporation having its principal office, in Maryland, in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:
     FIRST: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolution of its Board of Directors adopted on August 10, 2004, the Corporation elected to become subject to Section 3-804(c) of the MGCL with respect to vacancies on the Board of Directors, subject to the provisions of the Investment Company Act of 1940, as amended. Section 3-804(c) of the MGCL provides that all vacancies on the Board of Directors, whether resulting from the death, resignation, or removal of a director or from an increase in the size of Board of Directors, may be filled only by vote of the remaining members of the Board of Directors, even if they do not constitute a quorum, and further that a director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. In the event of any inconsistency with the Charter or Bylaws of the Corporation, the aforesaid provisions of the MGCL will govern, subject to the provisions of the Investment Company Act of 1940, as amended.
     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 10th day of August, 2004, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein with respect to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:	THE ZWEIG TOTAL RETURN FUND, INC.

/s/ Megan Huddleston	By:	/s/ Daniel T. Geraci
Megan Huddleston, Secretary		Daniel T. Geraci, President

(STATE OF MARYLAND SEAL)